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RELEASE
JOCHEN ZEITZ APPOINTED PRESIDENT AND CHIEF EXECUTIVE OFFICER OF HARLEY-DAVIDSON
MILWAUKEE, May 7, 2020 — Harley-Davidson, Inc. ("Harley-Davidson") (NYSE:HOG) today announced that Jochen Zeitz has been appointed President and Chief Executive Officer (CEO), effective immediately. Zeitz has served as Acting President and CEO since February 2020. Zeitz will continue to serve as Chairman of the Board. As previously disclosed, Thomas Linebarger, an independent member of Harley-Davidson's Board of Directors since 2008, has been appointed Presiding Director.
Linebarger said, "As the uncertainty surrounding the COVID-19 crisis and recovery persists and given the significant changes that are needed at the company, solidifying Jochen as CEO demonstrates both the board's confidence in him and Jochen's commitment to leading the company through this extraordinary time. His two decades of experience as Chairman & CEO of a leading global company and brand, and his enthusiasm and determination to challenge everything about the company based on his turnaround experience is exactly what we need right now to lead Harley-Davidson to long term success. He has the unequivocal support of the board."
Prior to being named Chairman, Acting President and CEO in February, Zeitz was a member of the Harley-Davidson Board of Directors since 2007 and established the Company's Brand and Sustainability Committee. He served as Chairman and CEO of Puma for eighteen years from 1993 to 2011 and was also PUMA's CFO from 1993 to 2005. Zeitz remained Chairman of Puma after being appointed CEO of the Sport and Lifestyle division at luxury goods company Kering (formerly PPR) from 2011 to 2012. He then served as a director on Kering's Board of Directors from 2012-2016.
Zeitz said, "In alignment with the board, my decision to become the President and CEO of Harley-Davidson reflects my deep passion and commitment to this company. During this extraordinary time of crisis my first priority is the well-being of our H-D community as I execute our COVID-19 response plan efforts to stabilize the business, resume operations and recover. I am also leading a necessary and comprehensive overhaul of the company structure, operating model, and strategy as we adjust to the new post COVID-19 realities. Over the next few months, we will rewire the business and define a new 5-year strategic plan later this year. I will then oversee the implementation of these changes and reignite Harley-Davidson as one of the most revered and iconic brands in the world."
Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Since 1903, Harley-Davidson has stood for the timeless pursuit of adventure and delivered freedom for the soul with an expanding range of leading-edge, distinctive and customizable motorcycles in addition to riding experiences and exceptional motorcycle accessories, riding gear and apparel. Harley-Davidson Financial Services provides financing, insurance and other programs to help get Harley-Davidson riders on the road. Learn more at www.harley-davidson.com.